Exhibit 4.50

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

Scientific Games Corporation has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our Common Stock and our Preferred Stock Purchase Rights (each as defined below).
The following summarizes the material terms of the Common Stock and Preferred Stock Purchase Rights of Scientific Games Corporation (the “Company”) as set forth in the Company’s Amended and Restated Articles of Incorporation (including the Certificate of Designation of Series A Junior Participating Preferred Stock incorporated therein, the “Charter”) and the Company’s Amended and Restated Bylaws (the “Bylaws”). While we believe that the following description covers the material terms of such securities, the following summary may not contain all of the information that may be important to you and is subject to and qualified in its entirety by reference to applicable Nevada law, including Chapters 78 and 92A of the Nevada Revised Statutes (the “NRS”), and to the Charter and the Bylaws, each of which is filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.50 is a part. As used herein, unless otherwise expressly stated or the context otherwise requires, the terms “Company”, “we”, “our” and “us” refer to Scientific Games Corporation and not to any of its subsidiaries.
General
We are incorporated under the laws of the State of Nevada. The rights of our stockholders are governed by the NRS, the Charter and the Bylaws.
Authorized Stock
Under the Charter, our authorized capital stock consists of 202,000,000 shares, consisting of (i) 200,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and, (ii) 2,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).
Common Stock
All shares of Common Stock that are issued and outstanding have been validly issued and are fully paid and nonassessable. Under the NRS, stockholders generally are not personally liable for a corporation’s acts or debts.
The holders of Common Stock have no preemptive, subscription or redemption rights and are not entitled to the benefits of any sinking fund.
Voting Rights
The holders of Common Stock are entitled to notice of and to attend all meetings of the stockholders of the Company and are entitled to one vote per share on all matters to be voted on by the Company’s stockholders.
Dividends
Subject to certain rights of holders of Preferred Stock of the Company having preference as to dividends and except as otherwise provided by the Charter or the NRS, the holders of Common Stock are entitled to receive dividends if, as and when declared by the board of directors of the Company (the “Board”), out of any funds legally available for such purpose. When and as dividends are declared thereon, whether payable in cash, property or securities of the Company, the holders of Common Stock will be entitled to share, ratably according to the number of shares of Common Stock held by them, in such dividends.
The NRS provides that no distribution (including dividends on, or purchases, redemptions, repurchases or other acquisitions of, shares of capital stock or distributions of indebtedness) may be made if, after giving effect to such distribution, (i) the Company would not be able to pay its debts as they become due in the usual course of business or (ii) except as otherwise specifically permitted by the Charter, the Company’s total assets would be less than the sum of its total liabilities plus the amount that would be needed immediately after the time of a dissolution to satisfy the preferential rights of preferred stockholders (the condition in this clause (ii), the “Balance Sheet Test”). Directors may consider financial statements prepared on the basis of accounting practices that are reasonable in the circumstances, a fair valuation, including but not limited to unrealized appreciation and depreciation, and any other method that is reasonable in the circumstances. Pursuant to NRS 78.288(2)(b), in the Charter the Company is specifically allowed to make any distribution that otherwise would be prohibited by the Balance Sheet Test.
Liquidation Rights
In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any distribution of any of its assets to any of its stockholders other than by dividends from funds legally available therefor, and other than payments made upon redemptions or purchases of shares of the Company, after payment in full of the amount which the holders of Preferred Stock are entitled to receive in such event, the holders of Common Stock shall be entitled to share, ratably according to the number of shares of Common Stock held by them, in the remaining assets of the Company available for distribution to its stockholders.
Preferred Stock
Under the Charter, the Board is authorized, without further stockholder action, to issue up to 2,000,000 shares of Preferred Stock in one or more series by filing a certificate of designation in the manner prescribed by the NRS. On January 10, 2018, the Company filed a Certificate of Designation of Series A Junior Participating Preferred Stock with the Secretary of State of the State of Nevada (the “Certificate of Designation”). The Certificate of Designation designates 20,000 shares of Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”) to be issued and exercisable in connection with the Amended and Restated Rights Agreement (as defined below).
Voting Rights
The holders of Series A Preferred Stock are entitled to notice of and to attend all meetings of the stockholders of the Company and are entitled to a number of votes equal to the Adjustment Number (as defined in the Certificate of Designation) per share on all matters to be voted on by the Company’s stockholders. Except as otherwise provided in another certificate of designation authorizing a series of Preferred Stock, if any, or as required by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Company having general voting rights vote together as one class on all matters submitted to a vote of the stockholders of the Company.

Dividends
The Series A Preferred Stock rank junior to all series of Preferred Stock as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, unless, in the case of any other series of Preferred Stock, the terms of any such series provide otherwise, and rank senior to the Common Stock as to such matters. Subject to certain rights of holders of any shares of any class or series of stock of the Company having preference as to dividends and except as otherwise provided by the Charter or the NRS, the holders of Series A Preferred Stock are entitled to receive dividends when and as declared by the Board, out of any funds legally available for such purpose. When and as dividends are declared thereon, whether payable in cash, property or securities of the Company, the holders of Series A Preferred Stock will be entitled to share, ratably according to the number of shares of Series A Preferred Stock held by them, in such dividends. The Company shall declare a dividend or distribution on the Series A Preferred Stock immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).
Liquidation Rights
Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount per share the “Series A Liquidation Preference”) equal to the greater of (i) $10.00 plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, and (ii) the Adjustment Number (as defined in the Certificate of Designation) times the per share amount of all cash and other property to be distributed in respect of the Common Stock upon such liquidation, dissolution or winding up of the Company. In the event that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Company, if any, that rank on a parity with the Series A Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series A Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences.
Stockholder Rights Plan
On June 19, 2017, the board of directors of Scientific Games Corporation, a Delaware corporation (the “Predecessor Registrant”), approved, and the Predecessor Registrant entered into, a Rights Agreement (the “Rights Agreement”) between the Predecessor Registrant and American Stock Transfer & Trust Company, LLC (the “Rights Agent”). On January 10, 2018 (the “Reincorporation Merger Effective Date”), the Predecessor Registrant changed its state of incorporation from Delaware to Nevada pursuant to the merger (the “Reincorporation Merger”) of the Predecessor Registrant with and into the Company, then a wholly owned subsidiary of the Predecessor Registrant, with the Company continuing as the surviving corporation. On the Reincorporation Merger Effective Date, the Company and the Rights Agent entered into an Amended and Restated Rights Agreement (the “Amended and Restated Rights Agreement”), pursuant to which (i) the Company assumed and succeeded to, by virtue of the Reincorporation Merger, all of the duties and obligations of the Predecessor Registrant under the Rights Agreement and (ii) certain additional changes were made to reflect the reincorporation from Delaware to Nevada.
The Amended and Restated Rights Agreement provides for a dividend of one preferred share purchase right (a “Right”) for each share of the common stock of the Predecessor Registrant outstanding as of June 29, 2017 (the “Record Date”), as converted into one share of Common Stock on the Reincorporation Merger Effective Date. Each Right entitles the holder to purchase from the Company one ten-thousandth of a share of Series A Preferred Stock for a purchase price of $109.00, subject to adjustment as provided in the Amended and Restated Rights Agreement. The Rights become exercisable upon certain conditions set forth in the Amended and Restated Rights Agreement. At any time prior to the time any person or group becomes an Acquiring Person (as defined in the Amended and Restated Rights Agreement), the Board may redeem the Rights in whole, but not in part, at a price of $0.0001 per Right. The value of the Rights is de minimis.
Articles of Incorporation and Bylaws
Stockholders’ rights and related matters are governed by the NRS, the Charter and the Bylaws. Certain provisions of the Charter and the Bylaws, descriptions of which are summarized herein, may have the effect, either alone or in combination with each other, of discouraging or making more difficult a tender offer or takeover attempt that is opposed by the Board but that a stockholder might consider to be in its best interest or otherwise effect the rights of our stockholders more generally. Such provisions may also adversely affect prevailing market prices for our capital stock. We believe that such provisions are necessary to enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by the Board to be in our best interests and those of our stockholders.
Compliance with Gaming Laws
The Charter provides that all securities of the Company are held subject to all applicable gaming laws and the suitability standards, qualifications and requirements of the gaming authorities that regulate the operation and conduct of the business of the Company or any of its affiliates. Accordingly, any person who (i) refuses or fails to comply with the requests of a gaming authority within a reasonable period of time, (ii) withdraws or requests the withdrawal of a pending application for a gaming license from any gaming authority in anticipation of such person being denied such gaming license or receiving such gaming license subject to materially burdensome or unacceptable terms or conditions, (iii) is determined or shall have been determined by any gaming authority not to be suitable or qualified to own or control securities of the Company or an affiliate of the company or (iv) whose ownership or control of securities of the Company may result, in the judgment of the Board, in the failure of the Company or any of its affiliates to obtain, maintain retain, renew or qualify for a gaming license, or cause or otherwise result in the imposition of any materially burdensome or unacceptable terms or conditions on any gaming license, shall sell or otherwise dispose of their securities or other interests in the Company, or the Company may redeem such securities, pursuant to a notice given by the Company (a “Notice”).
Restrictions on Transfer
Under the Bylaws, immediately upon the transmittal by the Company of a Notice, the securities specified in such Notice shall become invalid securities (the “Invalid Securities”). Any direct or indirect acquisition, sale, transfer, exchange, assignment, liquidation, conveyance, pledge, abandonment, distribution, contribution or other disposition of Invalid Securities (a “Prohibited Transfer”), shall be void ab initio, unless prior approval of the Board is obtained. No employee or agent of the Company shall record any Prohibited Transfer and the purported transferee of a Prohibited Transfer shall not be recognized as a security holder of the Company for any purpose whatsoever in respect of the Invalid Securities. Once Invalid Securities have been acquired by the Company they shall cease to be Invalid Securities.

Restrictions on Business Combinations
The Company has not opted out of the Nevada combinations with interested stockholders statutes. Under NRS 78.411 to 78.444, certain business combinations with an interested stockholder (one who beneficially owns, directly or indirectly, 10% or more of the voting power, or is an affiliate or associate of the Company who, within the previous two years, was the beneficial owner, directly or indirectly of 10% or more of the voting power) of the Company are subject to a two-year moratorium unless (i) the combination or the transaction by which such person first became an interested stockholder is approved in advance by the Board, or (ii) the combination is approved by the Board and, at or after that time, at a meeting of the stockholders by the affirmative vote of the holders of at least 60% of the outstanding voting power not beneficially owned by the interested stockholder or its affiliates or associates. After the two-year period has elapsed, the Company may not consummate a business combination with an interested stockholder unless (i) the combination or transaction by which the person first became an interested stockholder is approved by the Board before the person first became an interested stockholder; (ii) the combination is approved by a majority of the outstanding voting power not beneficially owned by the interested stockholder or its affiliates or associates; or (iii) the interested stockholders satisfy certain fair value requirements. These statutes do not apply to any combination of the Company and an interested stockholder after the expiration of four years after the person first became an interested stockholder.
Acquisition of Controlling Interests
The Company has not opted out of the Nevada acquisition of controlling interest statutes (NRS 78.378 to 78.3793), which protect the Company and its stockholders from persons acquiring a “controlling interest” in the Company. Pursuant to NRS 78.379, any person who acquires a controlling interest in the Company may not exercise voting rights with respect to any control shares unless such voting rights are conferred by a majority of the voting power of the Company, excluding the shares of the interested stockholders, by resolution approved at a special or annual meeting of the stockholders held upon the request and at the expense of the acquiring person. The NRS provides that a “controlling interest” means the ownership of outstanding voting shares of the Company sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one fifth or more but less than one third, (ii) one third or more but less than a majority or (iii) a majority or more of the voting power of the Company in the election of directors, and voting rights must be conferred by a majority of the disinterested stockholders as each threshold is reached and/or exceeded. In the event that a controlling interest is accorded full voting rights and the acquiring person acquires a controlling interest with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to dissent and demand payment of the fair value of such person’s shares.
The NRS provides that the acquisition of controlling interest statutes do not apply to any acquisition of a controlling interest in the Company if the articles of incorporation or bylaws of the Company in effect on the 10th day following the acquisition of a controlling interest by the acquiring person provide that the provisions of those sections do not apply to the Company or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified. In addition, NRS 78.3788 provides that the acquisition of controlling interest statutes apply only to a corporation that has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the Company’s stock ledger, at all times during the preceding 90 days, and which does business directly or indirectly in Nevada. NRS 78.378(2) provides that the Company may impose stricter requirements on the acquisition of a controlling interest if it so desires.

Advance Notice Requirements for Stockholder Proposals and Director Nominations
The Bylaws establish advance notice procedures for stockholder proposals and the nomination, other than by or at the direction of the Board, of candidates for election as directors. These procedures provide that the notice of stockholder proposals and stockholder nominations for the election of directors at an annual meeting must be in writing and received by our secretary at least 90 days but not more than 120 days prior to the first anniversary of our preceding year’s annual meeting. However, if the date of our annual meeting is more than 30 days earlier than, or more than 60 days later than, such anniversary date, notice by a stockholder will be considered timely if it is delivered not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the annual meeting is made by the Company. The notice of nominations for the election of directors must set forth certain information concerning the stockholder giving the notice and each nominee.
By requiring advance notice of nominations by stockholders, these procedures afford the Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform stockholders about these qualifications. By requiring advance notice of other proposed business, these procedures provide the Board with an opportunity to inform stockholders of any business proposed to be conducted at a meeting, together with any recommendations as to the Board’s position on action to be taken on such business. This should allow stockholders to better decide whether to attend a meeting or to grant a proxy for the disposition of any such business.
Amendments
The Bylaws provide that a majority of the total number of directors or of the stockholders at any meeting upon proper notice has the power to amend, alter or repeal the Bylaws. NRS 78.390 requires the approval of the Board and a majority of the stockholders entitled to vote (or such greater proportion of the voting power as may be required in certain cases) for an amendment to the Charter.
Removal of Directors
Any director may be removed from office at any special meeting of the stockholders either with or without cause by the vote of the holders of not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote generally in the election of directors, excluding stock entitled to vote only upon the happening of a fact or event unless such fact or event has occurred. If the entire Board or any one or more directors be so removed, new directors may be elected at the same meeting.
Forum Selection Clause
Under the Bylaws, unless otherwise agreed by the Company in writing, the Eighth Judicial District Court of Clark County, Nevada is the sole and exclusive forum for any actions, suits or proceedings, whether civil, administrative or investigative or that assert any claim or counterclaim (a) brought in the name or right of the Company or on its behalf, (b) asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company’s stockholders, (c) arising or asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A or any provision of the Charter or the Bylaws or (d) asserting a claim governed by the internal affairs doctrine. In the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such action, suit or proceeding, then any other state district court located in the State of Nevada shall be the sole and exclusive forum therefor and in the event that no state district court in the State of Nevada has jurisdiction over any such action, suit or proceeding, then a federal court located within the State of Nevada shall be the sole and exclusive forum therefor.
Limitation on Personal Liability
The Charter provides that the liability of directors and officers of the Company be eliminated or limited to the fullest extent permitted by the NRS. Pursuant to NRS 78.138, a director or officer of the Company shall not be individually liable to the Company, its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless (i) the presumption that directors and officers act in good faith, on an informed basis and with a view to the interests of the Company has been rebutted; and (ii) it is proven that (a) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (b) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Directors may also be liable for unlawful distributions, including the payment of dividends or for stock purchases, redemptions or repurchases, or for distributions of indebtedness, under certain circumstances.